Exhibit 10.8

Filed as a PDF Reference

Summary of Material Terms of Hua Lu Agreement

For the 1,4 butanediol project, Davy cooperated with Hua Lu Engineering Technology Co., Ltd. (the “Hua Lu”), a Chinese engineering company having Level I of PRC national standard engineering designing qualification. Zibo Jiazhou Chemical entered into a contract with Hua Lu on July 25, 2009. The total contract price is RMB5,750,000 or US$846,975 as of June 30, 2010, in which RMB860,000 or US$ 126,683 as of July 29, 2009 shall be paid as deposit within 10 days after execution of the contract and the other instalments shall be paid within 10 days after delivery of corresponding designing documentation.